EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Corporation Reports First Quarter 2020 Results

•	Net income of $1.13 per diluted share, or $145 million, for the first quarter of 2020

•	Cash and cash equivalents of $1.54 billion

•	EBITDA of $337 million for the first quarter of 2020
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended March 31, 2020 of $145 million, or $1.13 per diluted share, on net sales of $1,932 million. Net income in the first quarter of 2020 increased by $73 million compared to first quarter 2019 net income of $72 million, or $0.55 per diluted share, on net sales of $2,025 million. The increase in net income was primarily due to the income tax rate benefit of $62 million, or $0.48 per diluted share, resulting from the carryback of federal net operating losses, as permitted under the CARES Act enacted in March 2020. Income from operations of $136 million for the first quarter of 2020 increased by $2 million from income from operations of $134 million for the first quarter of 2019. The increase in income from operations was primarily due to higher sales volumes for our major products, mostly offset by lower sales prices.
First quarter 2020 net income of $145 million, or $1.13 per diluted share, increased by $73 million from fourth quarter 2019 net income of $72 million, or $0.56 per diluted share. Income from operations of $136 million for the first quarter of 2020 increased by $34 million from income from operations of $102 million for the fourth quarter of 2019. The increases in income from operations versus the prior quarter were primarily due to higher sales volumes of our major products and lower feedstock and fuel costs partially offset by lower sales prices for caustic soda, while net income benefited from the tax items referred to in the preceding paragraph.
"We experienced a solid first quarter in 2020 anchored by strong sales volumes in both our Olefins and Vinyls segments," said Albert Chao, President and Chief Executive Officer. "The start of the first quarter saw strength in construction materials and flexible food packaging relative to the first quarter of 2019, but as we progressed through the first quarter, we began to see the impact on the demand for our products as a result of COVID-19 and the response thereto. With the outbreak of the pandemic, our first priority is to ensure the health and safety of our employees around the world who continue to work diligently to provide essential products that serve a number of industries, including healthcare, food services and packaging. We are confident that Westlake is well positioned to serve the needs of our customers while taking action to manage working capital, lower our operating costs and reduce capital expenditures."
Net cash provided by operating activities was $61 million for the first quarter of 2020. As of March 31, 2020, cash and cash equivalents were $1,537 million and long-term debt was $4,432 million. Capital expenditures for the first quarter of 2020 were $164 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $337 million for the first quarter of 2020 increased by $23 million compared to first quarter 2019 EBITDA of $314 million. First quarter 2020 EBITDA of $337 million increased by $41 million compared to fourth quarter 2019 EBITDA of $296 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

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OLEFINS SEGMENT
First quarter 2020 income from operations for the Olefins segment of $62 million increased by $25 million from first quarter 2019 income from operations of $37 million. This increase in income from operations versus the prior-year period was primarily due to higher polyethylene sales volumes and lower feedstock and fuel costs, partially offset by lower polyethylene sales prices as a result of increased olefins production from new industry capacity.
Olefins income from operations of $62 million in the first quarter of 2020 increased by $13 million from fourth quarter 2019 income from operations of $49 million. This increase in income from operations versus the prior quarter was primarily due to higher sales volumes of polyethylene and lower feedstock and fuel costs.
VINYLS SEGMENT
First quarter 2020 income from operations for the Vinyls segment of $73 million decreased by $28 million from first quarter 2019 income from operations of $101 million. This decrease in income from operations versus the prior-year period was primarily due to lower global sales prices for caustic soda and PVC resin resulting from slower global economic growth and the initial impact of COVID-19 in Asia and Europe. These decreases were partially offset by higher sales volumes for PVC resins and lower ethane feedstock and fuel costs as well as the contribution from our ethylene joint venture with Lotte Chemical in Lake Charles, Louisiana, which began operating in the summer of 2019.
Vinyls income from operations for the first quarter of 2020 of $73 million increased by $5 million from fourth quarter 2019 income from operations of $68 million primarily due to higher sales volumes and prices for PVC resin and lower ethane feedstock and fuel costs, partially offset by lower global sales prices for caustic soda.
The statements in this release and the related teleconference relating to matters that are not historical facts, including actions to manage working capital, lower operating costs and reduce capital expenditures, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Corporation
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from packaging and healthcare products to automotive and consumer goods, to building and construction products. Westlake produces: ethylene; polyethylene; propylene; styrene; chlor-alkali and derivative products; PVC suspension and specialty resins; PVC compounds; building products including pipe, fittings and specialty components, decking, roofing, siding, trim and molding, and window lineals; and PVC film. For more information, visit the Company's web site at www.westlake.com.
Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2020 results will be held Monday, May 4, 2020 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 5672078.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on May 11, 2020. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 5672078.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/ksc4zxqo and the earnings release can be obtained via the Company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2020	2019

	(In millions of dollars, except per share data)
Net sales	$1,932	$2,025
Cost of sales	1,649	1,726
Gross profit	283	299
Selling, general and administrative expenses	120	116
Amortization of intangibles	27	27
Restructuring, transaction and integration-related costs	—	22
Income from operations	136	134
Interest expense	(31)	(30)
Other income, net	11	9
Income before income taxes	116	113
Provision for (benefit from) income taxes	(41)	31
Net income	157	82
Net income attributable to noncontrolling interests	12	10
Net income attributable to Westlake Chemical Corporation	$145	$72
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$1.13	$0.56
Diluted	$1.13	$0.55

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2020	December 31, 2019

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,537	$728
Accounts receivable, net	1,265	1,036
Inventories	934	936
Prepaid expenses and other current assets	32	42
Total current assets	3,768	2,742
Property, plant and equipment, net	6,883	6,912
Other assets, net	3,512	3,607
Total assets	$14,163	$13,261

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$1,024	$1,241
Long-term debt, net	4,432	3,445
Other liabilities	2,269	2,172
Total liabilities	7,725	6,858
Total Westlake Chemical Corporation stockholders' equity	5,893	5,860
Noncontrolling interests	545	543
Total equity	6,438	6,403
Total liabilities and equity	$14,163	$13,261

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2020	2019

	(In millions of dollars)
Cash flows from operating activities
Net income	$157	$82
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	190	171
Deferred income taxes	126	15
Net loss on disposition and others	9	36
Other balance sheet changes	(421)	(157)
Net cash provided by operating activities	61	147
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(236)
Additions to property, plant and equipment	(164)	(203)
Additions to investments in unconsolidated subsidiaries	—	(42)
Return of investment from an equity investee	39	—
Other, net	(7)	6
Net cash used for investing activities	(132)	(475)
Cash flows from financing activities
Dividends paid	(34)	(33)
Distributions to noncontrolling interests	(10)	(8)
Net proceeds from issuance of Westlake Chemical Partners LP common units	—	63
Proceeds from drawdown of revolver	1,000	—
Repayment of notes payable	(27)	(4)
Repurchase of common stock for treasury	(54)	—
Other	8	3
Net cash provided by financing activities	883	21
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	809	(308)
Cash, cash equivalents and restricted cash at beginning of period	750	775
Cash, cash equivalents and restricted cash at end of period	$1,559	$467

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2020	2019

	(In millions of dollars)
Net external sales
Olefins	$427	$459
Vinyls	1,505	1,566
	$1,932	$2,025
Income (loss) from operations
Olefins	$62	$37
Vinyls	73	101
Corporate and other	1	(4)
	$136	$134
Depreciation and amortization
Olefins	$35	$35
Vinyls	153	134
Corporate and other	2	2
	$190	$171
Other income, net
Olefins	$1	$2
Vinyls	6	4
Corporate and other	4	3
	$11	$9

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2019	2020	2019

	(In millions of dollars)
Net cash provided by operating activities	$333	$61	$147
Changes in operating assets and liabilities and other	(228)	222	(50)
Deferred income taxes	(20)	(126)	(15)
Net income	85	157	82
Less:
Other income, net	6	11	9
Interest expense	(35)	(31)	(30)
Benefit from (provision for) income taxes	12	41	(31)
Income from operations	102	136	134
Add:
Depreciation and amortization	188	190	171
Other income, net	6	11	9
EBITDA	$296	$337	$314

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2020 vs. First Quarter 2019		First Quarter 2020 vs. Fourth Quarter 2019
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-10.8%	+3.9%	-2.6%	+10.0%
Vinyls	-8.8%	+4.9%	-1.4%	+2.8%
Company	-9.3%	+4.7%	-1.7%	+4.3%
Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Average domestic prices
Ethane (cents/lb) (2)	10.0	7.1	5.8	6.3	4.7
Propane (cents/lb) (3)	15.7	12.8	10.3	11.8	8.8
Ethylene (cents/lb) (4)	17.0	13.7	20.7	22.8	15.8
Polyethylene (cents/lb) (5)	60.0	63.0	59.0	54.0	52.3
Styrene (cents/lb) (6)	78.8	80.8	79.9	77.1	62.3
Caustic soda ($/short ton) (7)	717	697	692	662	648
Chlorine ($/short ton) (8)	175	175	175	175	176
PVC (cents/lb) (9)	68.8	68.2	68.8	67.8	71.8

Average export prices
Polyethylene (cents/lb) (10)	44.0	42.8	39.7	37.7	38.9
Caustic soda ($/short ton) (11)	314	283	275	219	203
PVC (cents/lb) (12)	36.0	35.0	35.1	33.6	36.9
________________

(1)	Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.

(2)	Average Mont Belvieu spot prices of purity ethane over the period.

(3)	Average Mont Belvieu spot prices of non-TET propane over the period.

(4)	Average North American spot prices of ethylene over the period.

(5)	Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.

(6)	Average North American contract prices of styrene over the period.

(7)
Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."

(8)	Average North American contract prices of chlorine over the period.

(9)
Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."

(10)	Average North American export price for low density polyethylene GP-Film grade over the period.

(11)	Average North American low spot export prices of caustic soda over the period.

(12)	Average North American spot export prices of PVC over the period.